NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  April 14, 2006

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development To Appear at NASDAQ Hearing

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that it received notice from The NASDAQ Stock Market granting the Company's request for a hearing before the NASDAQ Listing Qualifications Panel (the "Panel"). The hearing will allow the Company to present its plan for regaining compliance with the NASDAQ filing requirement, as set forth in Marketplace Rule 4310(c)(14).  The hearing will be held on Thursday, May 11, 2006, and it is expected that the Panel will issue its decision within 30 days following the hearing. Accordingly, the delisting action referenced in the NASDAQ staff's determination letter to the Company has been stayed, pending a final written decision by the Panel.  There can be no assurance that the Panel will grant the Company's request for continued listing. As previously announced on March 31, 2006, the filing of the Company's 2005 Annual Report on Form 10-K was delayed beyond the extended March 31, 2006 filing date to provide sufficient time for the Company to amend and restate certain of its prior period financial statements.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597